Exhibit 10.6

OPGEN, INC.
EXECUTIVE CHANGE IN CONTROL
 AND SEVERANCE BENEFITS AGREEMENT
This EXECUTIVE CHANGE IN CONTROL AND SEVERANCE BENEFITS AGREEMENT (“Agreement”) is dated January 27, 2012 (“Effective Date”), and is between Vadim Sapiro (“Executive”) and OPGEN, INC., a Delaware corporation (“Company”).
WHEREAS, Executive is currently employed by the Company with a title of Chief Information Officer; and
WHEREAS, the Company and Executive wish to enter into this Agreement to set forth the compensation and benefits that Executive will be eligible to receive in the event that Executive’s employment with the Company terminates under the circumstances described herein.
Accordingly, in consideration of the mutual promises and covenants contained herein the parties agree to the following:
1.            SEVERANCE BENEFITS.

1.1            Eligibility for Severance Benefits.  If the Company terminates Executive’s employment without Cause (as defined below), and provided that any such termination constitutes a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h), without regard to any alternative definitions thereunder, a “Separation From Service”), (such termination event is referred to as a “Covered Termination” and the effective date of termination is the “Termination Date”), Executive will be eligible for the compensation and benefits described in Section 1.2 below.  If Executive’s employment terminates for any reason other than a Covered Termination, Executive will not be eligible to receive any compensation or benefits under Section 1 of this Agreement.

1.2            Amount of Severance Benefits.  Following a Covered Termination, and subject to the terms and conditions set forth in Section 3, Executive will receive severance pay at the rate of Executive’s base salary in effect immediately prior to the effective date of the Covered Termination for six (6) months from the Termination Date, less applicable withholdings and deductions as required by law, paid on the regular payroll dates of the Company following such Termination Date; provided, however, that no payments will be made prior to the 60th day following the Termination Date, and on such 60th day, the Company will make a lump sum payment to Executive equal to the payments he would have received through such date had the timing of the payments not been delayed by this sentence, with the balance of the payments made thereafter as originally scheduled.

2.            Change in Control Benefits.  If a Change in Control (as defined below) closes and becomes effective and Executive is an employee of the Company on the effective date of such Change m Control, Executive will be eligible for the following payments and benefits:

2.1            Accelerated Vesting of Equity Incentives.

(a)   On the effective date of the Change in Control, any outstanding stock option, or other equity award, held at such time by Executive under the terms of the Opgen, Inc. 2008 Stock Option and Restricted Stock Plan, or any other plan or program, provided that such stock option or other equity award was granted on or prior to December 31, 2011 (each a “2011 Award” and collectively the “2011 Awards”), will become vested and immediately exercisable (if applicable) with respect to fifty percent (50%) of the then unvested portion of such 2011 Award at the time of the Change in Control transaction.  Whether subject to time-based or performance-based vesting, the 2011 Awards will continue to vest and become exercisable (if applicable) in accordance with their existing vesting schedules after the date of Change in Control, provided, however, that the number of shares with respect to which each 2011 Award is scheduled to vest and become exercisable on each vesting installment thereafter will be adjusted to take into account the accelerated vesting hereunder, and, specifically, the number of shares will be reduced on a pro rata basis for each vesting installment remaining after the Change in Control.
Notwithstanding the above, if the 2011 Awards are not continued, assumed, or substituted for as part of the Change in Control transaction, and the 2011 Awards would otherwise terminate and expire upon the Change in Control, then any such 2011 Awards will become one hundred percent (100%) vested and exercisable in full immediately before such Change in Control transaction and contingent upon its effectiveness.
(b)   If the 2011 Awards have been continued, assumed or substituted for in connection with a Change in Control, then, if during the six (6) month period after the effective date of the Change in Control, the Company terminates Executive’s employment without Cause, the 2011 Awards will become one hundred percent (100%) vested, and exercisable in full, as of the date of Executive’s termination from employment.

2.2            Additional Severance Benefits.  If Executive voluntarily terminates employment with the Company for a Good Reason within twelve (12) months after the effective date of a Change in Control, and provided that such termination constitutes a Separation from Service, any such termination will be considered a Covered Termination and Executive will receive severance pay in accordance with Section 1.2 above (including any requirement to execute a Release as a condition to the receipt of severance pay or benefits).  For purposes of clarity, Section 1 shall continue to remain in effect after a Change in Control and is not superseded by this Section 2.2.

3.            Release.  Before any compensation or benefits will be payable to Executive on account of a Covered Termination, Executive must (a) execute a release substantially in the form attached hereto as Exhibit A (the “Release”) within the applicable Consideration Period specified in the Release, (b) not revoke the Release within any applicable revocation period specified in the Release such that the Release is effective not later than the 60th day following the date of termination of employment, and (c) comply with any post-termination obligations to the Company, including the confidentiality and non-disparagement provisions of the Release.  In the event that Executive does not comply with any of the foregoing obligations, no compensation or benefits shall be payable under this Agreement to Executive, and the Company may cease any further payments or the provision of additional benefits hereunder.

4.            Basis of Payments.  All benefits under this Agreement shall be paid by the Company.  This Agreement shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

5.            Other Severance Agreements and Policies.  The compensation and benefits provided to Executive pursuant to this Agreement are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any other agreement between Executive and the Company in respect of severance or termination pay or benefits, or any Company severance plan, policy or program, or other corporate documents of any type, including any individually negotiated severance provisions as part of any offer letter or employment agreement between the Company and Executive (collectively, “Other Agreements”).  The severance pay and benefits provided hereunder are intended to supersede and replace any severance pay and benefits to which Executive may otherwise be entitled as a result of any termination from employment, and by executing this Agreement Executive agrees to waive, forego and forever relinquish any right or entitlement to receive compensation or benefits under any Other Agreements.  This waiver and relinquishment is in consideration for the right to severance pay and benefits under the terms of this Agreement, which are in addition to the compensation and benefits that Executive would otherwise be eligible to receive, and applies whether or not Executive actually receives severance pay or benefits hereunder.

6.            Term.  This Agreement will become effective on the Effective Date and continue in effect for a period of successive one-year terms, unless at least ninety (90) days before the end of any such one-year term, the Company gives notice to Executive that the Agreement will not be renewed, in which case the Agreement will expire at the end of the then current term.  Notwithstanding the foregoing, (1) if a Covered Termination occurs while the Agreement is effective, the Agreement will continue in effect until such time as Executive has received all of the payments and benefits to which he is entitled hereunder, and (2) upon a Change in Control, if this Agreement is still effective, the Agreement will automatically renew for a period of one year beginning on the effective date of the Change in Control, and will automatically renew for one-year terms thereafter unless the Company or any Successor provides a notice of non-renewal within the time periods described above.

7.            Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)      “Cause” will mean:  (i) Executive’s commission of a felony; (ii) any act or omission of Executive constituting dishonesty, fraud, immoral or disreputable conduct that causes material harm to the Company; (iii) Executive’s violation of Company policy that causes material harm to the Company; (iv) Executive’s material breach of any written agreement between Executive and the Company which, if curable, remains uncured after notice; or (v) Executive’s breach of fiduciary duty.  The termination of Executive’s employment as a result of the death or Disability of Executive shall not, in any event, be deemed to be a termination without Cause.  Transferring Executive’s employment to a Successor (as defined below) shall not be considered a termination without Cause under this Agreement.

(b)      “Change in Control” shall have the meaning ascribed to the term “Deemed Liquidation Event” in the Company’s Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 21, 2010, as may be amended from time to time, and provided that to the extent necessary for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no transaction will be a Change in Control for purposes of this Agreement unless such transaction is also a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets as described in Treasury Regulation Section 1.409A-3(i)(5).

(c)      “Exchange Act” will mean the Securities Exchange Act of 1934, as amended.

(d)      “Good Reason” will mean any of the following, without Executive’s consent:  (i) a material diminution of Executive’s responsibilities or duties (provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself be deemed to be a diminution of Executive’s responsibilities or duties); (ii) material reduction in the level of Executive’s base salary (and any such reduction will be ignored in determining Executive’s base salary for purposes of calculating the amount of severance pay); (iii) relocation of the office at which Executive is principally based to a location that is more than fifty (50) miles from the location at which Executive performed his or her duties immediately prior to the effective date of a Change in Control; (iv) failure of a Successor in a Change in Control to assume this Agreement; or (v) the Company’s material breach of any written agreement between Executive and the Company.  Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement.  Additionally, before Executive may terminate employment for a Good Reason, Executive must notify the Company in writing within thirty (30) days after the initial occurrence of the event, condition or conduct giving rise to Good Reason, the Company must fail to remedy or cure the alleged Good Reason within the thirty (30) day period after receipt of such notice if capable of being cured within such thirty-day period, and, if the Company does not cure the Good Reason (or it is incapable of being cured within such thirty-day period), then Executive must terminate employment by no later than thirty (30) days after the expiration of the last day of the cure period (or, if the event condition or conduct is not capable of being cured within such thirty-day period, within thirty (30) days after initial notice to the Company of the violation).  Transferring Executive’s employment to a Successor is not itself Good Reason to terminate employment under this Agreement, provided, however, that subparagraphs (i) through (v) above shall continue to apply to Executive’s employment by the Successor.  This definition is intended to constitute a “substantial risk of forfeiture” as defined under Treasury Regulation 1.409A-1(d).

References to the Company in this Agreement shall be deemed to include any affiliate of the Company, or the acquiring, surviving or successor entity in a Change in Control (as defined below) or their affiliates (collectively, “Successor”), as applicable.

8.            GENERAL PROVISIONS.

8.1            Employment Status.  This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on the Company any obligation to (a) retain Executive as an employee, (b) change the status of Executive as an at-will employee or (c) change the Company’s policies regarding termination of employment.

8.2            Nonexclusivity.  Except as specifically provided herein, nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other equity agreements with the Company.  Except as otherwise expressly provided herein, amounts which are vested benefits of which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Covered Termination shall be payable in accordance with such plan, policy, practice or program.

8.3            Non-Alienation of Benefits.  No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or change, and any attempt to so subject a benefit hereunder shall be void.

8.4            Notices.  Any notices provided hereunder must be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

8.5            Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.6            Waiver.  If either party should waive any breach of any provisions of this Agreement, Executive or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.7            Complete Agreement.  This Agreement, including Exhibit A, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof.  This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein.

8.8            Amendments.  This Agreement may be amended, modified or terminated only in writing signed by Executive and the Company.  The Company may only consent to an amendment or modification of this Agreement after such amendment or modification has been approved by the Company’s Board of Directors or compensation committee thereof.

8.9            Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.10         Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.11         Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company.

8.12         Choice of Law and Venue.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Maryland.  The parties hereby submit to the jurisdiction of the state and federal courts for the location encompassing the Company’s then principal offices for the resolution of any disputes arising under this Agreement.

8.13         Opportunity for Independent Counsel and Advisors.  Executive acknowledges that Executive has had an opportunity to retain and consult with independent counsel and tax advisors to review this Agreement.  The Company makes no representations as to the tax treatment of the payments and benefits provided for under this Agreement.

8.14         Application of Section 409A.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a Separation From Service, unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9).  If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of:  (a) the date that is six months and one day after Executive’s Separation From Service, or (b) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”).  On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Executive a lump sum amount equal to the sum of the payments and benefits that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Executive Change in Control and Severance Benefits Agreement on the day and year first written above.

OPGEN, INC.

By: /s/ C. Douglas White Name: C. Douglas White Title: CEO /s/ Vadim Sapiro Vadim Sapiro

Exhibit A:                          Form of Release Agreement

EXHIBIT A
FORM OF RELEASE AGREEMENT
1.            Release.  In exchange for the payments and other consideration provided under the Executive Change in Control and Severance Benefits Agreement (“Severance Agreement”), and other good and valuable consideration, to which Executive would not otherwise be entitled, and except as otherwise set forth in this Release Agreement, Executive hereby generally and completely releases, acquits and forever discharges the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, conduct, or omissions at any time prior to and including the execution date of this Release Agreement, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law.  The claims and causes of action Executive is releasing and waiving in this Release Agreement include, but are not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:
(a)            has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
(b)            has discriminated against Executive on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to:  the Age Discrimination in Employment Act, as amended (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Maryland Fair Employment Practices Act; Maryland Law on Equal Pay; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Employee Retirement Income Security Act, Section 510; and the National Labor Relations Act; and
(c)            has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to Executive or any member of Executive’s family and/or promissory estoppel).

Notwithstanding the foregoing, Executive is not releasing any of the following rights or claims: (i) claims for severance payments or benefits in accordance with the Severance Agreement, (ii) claims for vested retirement benefits under any tax-qualified retirement plan of the Company, (iii) claims relating to the conversion or continuation of insured welfare benefits under any employee benefit plan sponsored or maintained by the Company in which Executive was a participant as of the date of termination or resignation, (iv) any rights of indemnification that Executive may have for any liabilities arising from Executive’s actions within the course and scope of employment with the Company or within the course and scope of Executive’s role as a member of the Board of Directors and/or officer of the Company, or (v) any rights or claims that may arise after the execution date of this Release Agreement.  Also excluded from this Release Agreement are any claims which cannot be waived by law.  Executive is waiving, however, Executive’s right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on Executive’s behalf.  Executive also acknowledges that the consideration given to Executive in exchange for the waiver and release in the Release Agreement is in addition to anything of value to which Executive was already entitled, and that Executive has been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which Executive is eligible, and has not suffered any on-the-job injury for which Executive has not already filed a claim.  Executive further acknowledges that Executive has been advised by this writing that:  (a) Executive’s waiver and release does not apply to any rights or claims that may arise after the execution date of this Release Agreement; and (b) Executive has been advised hereby that Executive has the right to consult with an attorney prior to executing this Release Agreement.
2.            ADEA Waiver and Release.  Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA, as amended.  Executive acknowledges that Executive has been advised by this writing that:  (a) Executive has twenty-one (21) days (except in the event that Executive’s employment was terminated as part of a group termination, as determined by the Company, in which case Executive has forty-five (45) days) to consider this Release Agreement (although Executive may choose to voluntarily execute this Release Agreement earlier, in which case, Executive will sign the Consideration Period waiver below); (b) Executive has seven (7) days following execution of this Release Agreement to revoke it; and (c) this Release Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Release Agreement is executed by Executive.  Executive may revoke this Release Agreement during the seven (7) day revocation period by notifying the Company’s Chief Executive Officer, Chief Financial Officer, or General Counsel in writing.
3.            Confidentiality.  The provisions of this Release Agreement will be held in strictest confidence by Executive and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) Executive may disclose this Release Agreement to Executive’s immediate family; (b) Executive may disclose this Release Agreement in confidence to Executive’s attorney, accountant, auditor, tax preparer, and financial advisor; and (c) Executive may disclose this Release Agreement insofar as such disclosure may be required by law.
4.            Nondisparagement.  Executive agrees not to disparage the Company, and the Company’s employees, directors, managers, partners, agents, attorneys and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that Executive may respond accurately and fully to any question, inquiry or request for information when required by legal process.

5.            No Admission.  This Release Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or right.
6.            Breach.  Executive agrees that upon any breach of this Release Agreement by Executive, Executive will forfeit all amounts paid or owing to Executive under this Release Agreement.  Further, Executive acknowledges that it may be impossible to assess the damages caused by Executive’s violation of the terms of Section 1 of this Release Agreement and further agree that any threatened or actual violation or breach of those paragraphs of this Release Agreement will constitute immediate and irreparable injury to the Company.  Executive therefore agrees that any such breach of this Release Agreement is a material breach of this Release Agreement, and, in addition to any and all other damages and remedies available to the Company upon Executive’s breach of this Release Agreement, the Company shall be entitled to an injunction to prevent Executive from violating or breaching this Release Agreement.  Executive agrees that if the Company is successful in whole or part in any legal or equitable action against Executive under this Section 6, Executive agrees to pay all of the costs, including reasonable attorney’s fees, incurred by the Company in enforcing the terms of this Release Agreement
7.            Miscellaneous.  This Release Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Release Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company.  This Release Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns.  If any provision of this Release Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of the Release Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Release Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and to be performed entirely within the State of Maryland.

OPGEN, INC.

By:    _____________________________________________________
Name:
Title:

EXECUTIVE:

_____________________________________________________
[Name]

Date:   __________________________________________________________

CONSIDERATION PERIOD

I, ___________________________, understand that I have the right to take at least 45 days (the “Consideration Period”) to consider whether to sign this Release Agreement, which I received on _______________________ ____, 20____.  If I elect to sign this Release Agreement before the Consideration Period has passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the Consideration Period.

AGREED:
_____________________________________________________
Executive Signature

_____________________________________________________
Date